Exhibit 99.1
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
The following unaudited condensed consolidated pro forma balance sheet as of June 30, 2005 gives effect to the September 1, 2005 sale of BGS Companies Inc. ( “BGS”), a wholly-owned subsidiary of Bowne & Co., Inc. (the “Company”), to Lionbridge Technologies, Inc. (“Lionbridge”) and its wholly-owned subsidiary, GGS Acquisition Corp. (the “Acquisition Vehicle”), as if the sale had occurred on June 30, 2005. The total sale price for the purpose of this unaudited condensed consolidated pro forma balance sheet as of June 30, 2005 was $193.7 million, consisting of $130 million in cash and 9.4 million shares of Lionbridge common stock valued at $63.7 million on June 30, 2005. The following unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2004 gives effect to the sale of BGS as if the sale had occurred on January 1, 2004. The unaudited condensed consolidated pro forma statement of operations for the six months ended June 30, 2005 are not presented since the operations of BGS were previously reported as discontinued operations in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 filed on August 8, 2005.
If the sale had occurred on June 30, 2005, the total sale price of approximately $193.7 million less estimated sale expenses of $12.6 million and the accrual of approximately $2.8 million for estimated indemnification liabilities would have resulted in a net gain of approximately $2.9 million, after income tax expense of approximately $3.2. The proceeds from the sale of BGS will initially be invested in high-grade, short-term liquid instruments. The ultimate use of proceeds may include an expansion of the ongoing share repurchase program, investment in the core business (including strategic acquisitions) and/or cash dividends.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The actual amounts could differ from these estimates. The unaudited condensed consolidated pro forma financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would be achieved had the sale been consummated on the dates indicated and should not be construed as representative of future results of operations or financial position. The pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the period ended June 30, 2005.

BOWNE & CO., INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

	June 30,			Pro Forma
	2005	Pro Forma		June 30,
	As reported	Adjustments		2005
	(In thousands, except share information)
Current assets:
Cash and cash equivalents	$27,988	$117,449	(1)	$145,437
Marketable securities	91	—		91
Accounts receivable, less allowance for doubtful accounts of $8,922	151,479	—		151,479
Inventories	33,590	—		33,590
Prepaid expenses and other current assets	26,078	—		26,078
Assets held for sale	233,000	(233,000	)(2)	—

Total current assets	472,226	(115,551)		356,675
Property, plant and equipment at cost, less accumulated depreciation of $268,867	88,041	—		88,041
Other noncurrent assets:
Marketable securities, noncurrent	—	63,732	(1)	63,732
Goodwill, less accumulated amortization of $9,939	38,449	—		38,449
Intangible assets, less accumulated amortization of $1,914	14,558	—		14,558
Deferred income taxes	7,326	—		7,326
Other	13,883	—		13,883

Total assets	$634,483	$(51,819)		$582,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other short-term borrowings	$200	—		$200
Accounts payable	33,233	—		33,233
Employee compensation and benefits	41,574	—		41,574
Accrued expenses and other obligations	31,208	5,984	(3)	37,192
Liabilities held for sale	39,621	(39,621	)(2)	—

Total current liabilities	145,836	(33,637)		112,199
Other liabilities:
Long-term debt — net of current portion	75,650	—		75,650
Deferred employee compensation and other	44,314	—		44,314

Total liabilities	265,800	(33,637)		232,163

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Authorized 1,000,000 shares, par value $.01
Issuable in series — none issued	—	—		—
Common stock:
Authorized 60,000,000 shares, par value $.01
Issued and outstanding, including treasury stock, 41,754,717 shares	417	—		417
Additional paid-in capital	79,450	—		79,450
Retained earnings	349,645	2,860	(4)	352,505
Treasury stock, at cost, 7,684,003 shares	(82,650)	—		(82,650)
Accumulated other comprehensive income, net	21,821	(21,042	)(5)	779

Total stockholders’ equity	368,683	(18,182)		350,501

Total liabilities and stockholders’ equity	$634,483	$(51,819)		$582,664

See Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet

Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet as of June 30, 2005.
(1)	The pro forma adjustment reflects the receipt of $130 million cash proceeds of the sale, net of approximately $12.6 million of sale-related expenses, and the value of the 9.4 million shares of Lionbridge Technologies, Inc. common stock received, valued at $63.7 million as of June 30, 2005.

(2)	The pro forma adjustment reflects the removal of the assets and liabilities of BGS presented as held for sale as of June 30, 2005.

(3)	The pro forma adjustment reflects the accrual of approximately $3.2 million of taxes payable as a result of the sale and the accrual of approximately $2.8 million for estimated indemnification liabilities.

(4)	The pro forma adjustment reflects the net gain on the sale of BGS of approximately $2.9 million.

(5)	The pro forma adjustment reflects the removal from equity of the cumulative foreign currency translation amount related to BGS, which is recognized as part of the $2.9 million net gain on sale. This amount was previously included in accumulated other comprehensive income.

BOWNE & CO., INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

	As Reported		Pro Forma
	December 31,	Pro Forma	December 31,
	2004	Adjustments (1)	2004
	(In thousands, except per share information)
Revenue	$899,011	$(222,974)	$676,037
Expenses:
Cost of revenue	(574,264)	147,599	(426,665)
Selling and administrative	(266,034)	65,818	(200,216)
Depreciation	(32,121)	5,929	(26,192)
Amortization	(2,713)	1,983	(730)
Restructuring charges, integration costs and asset impairment charges	(14,644)	6,195	(8,449)
Gain on sale of building	896	—	896

	(888,880)	227,525	(661,355)

Operating income	10,131	4,550	14,681
Interest expense	(10,709)	273	(10,436)
Loss on extinguishment of debt	(8,815)	—	(8,815)
Other (expense)income, net	(118)	978	860

Loss from continuing operations before income taxes	(9,511)	5,801	(3,710)
Income tax benefit (expense)	1,313	2,126	(813)

Loss from continuing operations	(8,198)	3,675	(4,523)

Loss per share from continuing operations:
Basic	$(.23)	$.10	$(.13)
Diluted	$(.23)	$.10	$(.13)
Basic and diluted weighted-average number of shares outstanding	35,898	35,898	35,898
Notes to Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Year Ended December 31, 2004
(1)	The pro forma adjustments represent the elimination of revenue and expenses associated with BGS, assuming the sale occurred on January 1, 2004.